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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Golf Enterprises, Inc.:

We consent to incorporation by reference in the registration statement
(No. 33-94302) on Form S-8 of Golf Enterprises, Inc. of our report dated February 23, 1996, relating to the consolidated balance sheets of Golf Enterprises, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K/A Amendment No. 2 of Golf Enterprises, Inc.



                                         KPMG Peat Marwick LLP

Dallas, Texas
June 21, 1996